Luis Carrillo, Esq.* Direct Dial: (619) 399-3102 CA Bar Number: 237540 *Also admitted in NY & NJ luis@steadylaw.com

March 5, 2007

James D. Setchfield
Setchfield Resources, Inc.
502 North Division Street
Carson City, Nevada
89703

RE:          SETCHFIELD RESOURCES, INC.
Registration Statement - Form SB-1

Dear Mr. Setchfield:

We have acted as special counsel to Setchfield Resources, Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing of an Amended Registration Statement (Amendment #1) on Form SB-1/A (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the offering of 2,500,000 shares (the “Shares”) of the Company's common stock, par value $.001 per share, by the selling shareholder (the “Selling Shareholder”) named in the Registration Statement.

In connection with the registration of the Shares, we have reviewed such documents and records as we have deemed necessary, and as have been available, to enable us to express an opinion on the matters covered hereby, including but not limited to the Registration Statement (including all exhibits thereto) and copies of resolutions of the Company's board of directors authorizing the issuance of the Shares and their registration pursuant to the Registration Statement.

In rendering this opinion, we have (a) assumed (i) the genuineness of all signatures on all documents examined by us, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to original documents of all documents submitted to us as photostatic or conformed copies and the authenticity of the originals of such copies, and (iv) the legal capacity of all natural persons; and (b) relied on (i) certificates of public officials and (ii) as to matters of fact relevant to this opinion, statements and certificates of officers and representatives of the Company.

Based upon the foregoing, and subject to the limitations and qualifications set forth herein, we are of the opinion that the Shares to be sold by the Selling Shareholder are validly issued, fully paid and non-assessable shares of the Company’s common stock.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under “Legal Matters” in the related Prospectus. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

The foregoing opinions relate only to matters of the internal law of the State of Nevada without reference to conflict of laws and to matters of federal law, and we do not purport to express any opinion on the laws of any other jurisdiction. We are attorneys admitted to practice in the States of New York, New Jersey and California. We express no opinion concerning the laws of any jurisdiction other than the laws of the United States of America and the State of Nevada. This opinion is rendered based upon our interpretation of existing law, and is not intended to speak with reference to standards hereafter adopted. Additionally, the opinions expressed herein are as of the date hereof, and we assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur. We express no opinion as to any tax consequences that may relate to the Shares.

Very truly yours, STEADYLAW GROUP, LLP

By:	/s/ LUIS CARRILLO
Luis Carrillo, Esq.
LC:abm

501 W. Broadway • Suite 800 • San Diego, CA 92101
Tel: 619 399 3090 • Fax: 619 330 1888
www.steadylaw.com